Exhibit 3.25

Certificate of Formation

of

TruGreen Holding L.L.C.

This Certificate of Formation of TruGreen Holding L.L.C. is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.

1.                  The name of the limited liability company is TruGreen Holding L.L.C.

2                     The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on August 19, 1999.

The ServiceMaster Company

By:	/s/ Douglas W. Colber
Douglas W. Colber
Vice President and Legal Counsel

CERTIFICATE OF AMENDMENT

OF

TRUGREEN HOLDING L.L.C.

1.     The name of the limited liability company is TruGreen Holding L.L.C.

2.     The Certificate of Formation of the limited liability company is hereby amended as follows:

The name of the limited liability company is changed to TruGreen Companies L.L.C.

3.   This Certificate of Amendment shall be effective on July 1, 2001.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of TruGreen Holding L.L.C. this 28th day of June 2001.

SERVICEMASTER CONSUMER SERVICES LIMITED PARTNERSHIP, managing member

/s/ Lawrence L. Mariano, III
Lawrence L. Mariano, III
Senior Vice President
ServiceMaster Consumer Services, Inc.
General Partner